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CNS RESPONSE FILES ACTION AGAINST ITS FORMER CEO

Costa Mesa, CA – July 2, 2009 – CNS Response, Inc. (OTCBB: CNSO) today announced that it has filed an action in the United States District Court for the Central District of California against Len Brandt, the Company’s former CEO, who was terminated on April 10, 2009, and certain others. In the action, captioned CNS Response, Inc. v. Leonard Brandt, EAC Investment LP and EAC Investment, Inc., CNS Response alleges that Mr. Brandt and the other defendants have violated federal securities laws in connection with their solicitation of proxies and written consents and attempts to call and hold a special meeting in lieu of the annual meeting of stockholders.

“Although we would prefer to devote management’s time and attention and the stockholders’ money to implementing our business plan, Mr. Brandt’s continued attempts to disrupt the company and disenfranchise other stockholders and his ongoing failures to comply with SEC rules left us no choice but to pursue this lawsuit,” CNS Response CEO George Carpenter commented. “Our plan is to hold an annual meeting to elect directors in September 2009, and the board of directors believes that providing a process through which all of our stockholders can participate and vote and allowing the company time to comply with our charter, bylaws and applicable law is in the best interests of the stockholders.”

As previously announced, Mr. Brandt has been mailing to stockholders multiple forms of a “Notice of Special Meeting of Stockholders of CNS Response, Inc.” These communications purport to call a special meeting of CNS Response stockholders on June 30 or July 3.  Because the Company has obtained certain information leading it to believe that the defendants have been improperly soliciting proxies for those purported meetings and/or have failed to make filings with the SEC when required by SEC rules, the Company determined that it was necessary for the protection of its other stockholders to file a lawsuit in federal court making these allegations.

As part of the lawsuit, CNS Response is seeking an injunction enjoining the use of proxies and written consents that Mr. Brandt or the other defendants have obtained in violation of law, an injunction or declaratory judgment declaring all of the proxies obtained by Mr. Brandt to be invalid, an injunction against further unlawful proxy solicitation by the defendants, an injunction enjoining any further violations of Section 13(d) and 14(a) under the Securities Exchange Act of 1934 and ordering that remedial disclosures be filed, and damages in an amount to be determined.

Additional Information and Where to Find It

This release may be deemed to be solicitation material in respect of the matters to be considered at the Company’s 2009 Annual Meeting of Stockholders and/or the purported special meeting called by Mr. Len Brandt. The Company intends to file a proxy statement with the Securities and Exchange Commission (“SEC”). SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s Web site at www.sec.gov or from the Company at 2755 Bristol Street, Suite 285, Costa Mesa, CA 92626.

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CNS RESPONSE FILES ACTION AGAINST ITS FOMER CEO

Participants in Solicitation

CNS and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the Company’s 2009 Annual Meeting of Stockholders and/or the purported special meeting called by Mr. Len Brandt. Information regarding the interests of the Company’s directors and executive officers in the proxy contest will be included in its definitive proxy statement.

About CNS Response

Today, most physicians are able to base treatment on objective test data, such as EKGs, MRIs, blood tests, etc.  Broadly speaking, such advances have not yet come to those physicians practicing psychiatry.

CNS Response has developed a patented data-analysis capability that, with the help of a simple, non-invasive EEG, will analyze a patient’s brain waves and compare the results to an extensive patient outcomes database. The process produces a rEEG® report providing a psychiatrist with guidance to personalize medication regimens for a patient, based on the patient’s own brain physiology. To read more about the benefits this patented technology provides physicians, patients and insurers, please visit the CNS Response website, www.cnsresponse.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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